Exhibit 99.2

(1) The reporting persons to whom the information set forth on this Form 4 relates are Citadel Limited Partnership (“CLP”), Kenneth Griffin (“Mr. Griffin”), Citadel Investment Group, L.L.C. (“CIG”), and CIG Media, L.L.C. (“CIG Media”). Mr. Griffin is the president and chief executive officer of CIG and owns a controlling interest in CIG. CIG is an affiliate of CIG Media. The reporting persons and NBC Universal, Inc. (“NBCU”) and affiliates of NBCU may be deemed to be a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. However, neither the filing of this Form 4 nor any of its contents will be deemed to constitute an admission that any of the reporting persons is a member of a group for purposes of Section 13(d) with NBCU or any of its affiliates, or for any other purpose, and any such group is expressly disclaimed. In addition, each of the reporting persons disclaims beneficial ownership of the securities of the Issuer reported herein except to the extent of his or its pecuniary interest therein.

(2) Prior to January 17, 2007, an affiliate of the reporting persons entered into equity swap agreements with unaffiliated financial institutions. These swap agreements were reported on, and described in, the Form 3 filed by the reporting persons on January 26, 2007. These swap agreements became terminable at the election of the counterparty financial institutions at the completion of the tender offer for the Issuer’s common stock by the reporting persons and certain of their affiliates. On June 8, 2007, in connection with the completion of the tender offer, the counterparty financial institutions unilaterally exercised their rights to terminate all of the swap agreements in their entirety. Upon termination of the swap agreements, each counterparty financial institution paid the affiliate of the reporting persons, for each share subject to the applicable swap agreement, cash equal to the difference between the applicable base price and $1.46 (the per share price paid for the Issuer’s common stock in the tender offer), reduced by any previous interim total return payments received by the affiliate of the reporting persons under the applicable swap agreement.